Exhibit 99.1

For Further Information:

Investors:	H. Gene Shiels 281-504-4886
Media:	Richard A. Ott 281-504-4720

KRATON PERFORMANCE POLYMERS, INC. ANNOUNCES SECOND QUARTER 2010 RESULTS

HOUSTON, TX. - August 4, 2010 - Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces improved financial results for the quarter ended June 30, 2010.

2010 SECOND QUARTER HIGHLIGHTS

•	Sales volume increased 21% year-on-year to 86 kilotons

•	Sales revenues increased 42% year-on-year to $332 million

•	Earnings per diluted share were $1.24 compared to a loss of $0.22 per diluted share in the second quarter 2009

•	Delivered record Adjusted EBITDA(1) (2) of $63 million, reflecting a margin of 19% of revenues

•	Continued to implement our “price right” strategy in response to volatility in raw material costs and other factors

•	Isoprene Rubber and Isoprene Rubber Latex expansion projects on schedule and on budget

“In our second full quarter as a public company, Kraton delivered strong financial and operational results. The record profitability in the quarter was primarily driven by higher sales volume, and the impact of several price increases we implemented in response to changes in raw material costs, increased demand for our products and other manufacturing considerations,” said Kevin M. Fogarty, President and Chief Executive Officer. “While our sales volume in the quarter includes the impact of a seasonal increase attributable to our global Paving and Roofing business, it also reflects improvement in demand across all of our end use markets as the worldwide economy continued to recover from 2009 lows, continuing the year-on-year growth trend we have now experienced for the past three quarters,” added Fogarty. “In addition, we are equally pleased with the continued success of our innovation-led market development activities, particularly in China, which contributed as well to the 21% growth in quarterly volume. We therefore see the need, and have begun the review process, for additional HSBC capacity in Asia, to meet the future growth needs of our global customers.”

	Three Months Ended June 30,		Six Months Ended June 30,
(US $ in thousands, except per share amounts)	2010	2009	2010	2009
Revenues	$332,086	$243,821	$604,818	$428,779

Adjusted EBITDA(1) (2)	$63,025	$12,907	$105,647	$3,189

Net Income (Loss)	$38,595	$(4,185)	$58,390	$(20,646)

Net Income (Loss) per diluted share	$1.24	$(0.22)	$1.88	$(1.06)

Net cash provided by (used in) operating activities	$21,799	$39,928	$(51,037)	$4,707

(1)	A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the accompanying financial tables.
(2)	Adjusted EBITDA is EBITDA less restructuring and related charges, non-cash expenses, sponsor fees and gains on the extinguishment of debt.

Operating Highlights

Revenues in the second quarter 2010 were $332 million, an increase of approximately 42% compared to second quarter 2009 and 22% compared to the first quarter 2010. The increase in revenues compared to the second quarter 2009 and first quarter 2010 was primarily the result of the combined impact of increased price and sales volume. Sales volume in the second quarter 2010 was 86 kilotons, an increase of 21% compared to second quarter 2009 and 18% compared to the first quarter 2010.

Adjusted EBITDA in the second quarter 2010 was $63 million, or 19% of revenue, compared to $13 million, or 6% of revenue in the second quarter 2009 and $43 million or 16% of revenue in the first quarter 2010.

Second quarter 2010 net income was $39 million or $1.24 per diluted share, compared with a second quarter 2009 net loss of $4 million or $0.22 per diluted share, and net income of $20 million or $0.64 per diluted share in the first quarter 2010. During the second quarter of 2010 our effective tax rate was 12%, compared to 18% in the first quarter of 2010. The lower effective tax rate in the second quarter of 2010 was due to the geographic mix of our pre-tax earnings in the quarter, which allowed a greater benefit from the use of net operating loss carryforwards.

Cash Flow

In the first quarter of each year our operations typically consume cash as we build inventories in advance of the second and third quarters, which are the peak season for our Paving and Roofing end use market. During the second quarter, net cash provided by operating activities was $22 million, compared to net cash used in operating activities of $73 million in the first quarter. Net capital expenditures in the second quarter 2010 were $12 million versus $16 million in the second quarter 2009.

END USE MARKET INFORMATION

Revenue in our Adhesives, Sealants and Coatings end use market increased $32 million or approximately 44% to $104 million in the second quarter 2010 compared to the second quarter 2009.

“In North America, revenue growth in our Adhesives, Sealants and Coatings end use market was the result of higher sales in personal care, and specialty tape applications, as well as increased demand for clear sealant applications, driven by increased do-it-yourself home improvement activity,” said Fogarty. “In Europe, increased sales reflected a recovery in non-woven adhesives used in personal care products such as diapers, and an increased demand for automotive sealants.”

Revenue in our Advanced Materials end use market increased $30 million or approximately 44% to $98 million in the second quarter 2010 compared to the second quarter 2009.

“Volume growth for Advanced Materials was broad-based, with increases across all regions,” added Fogarty. “Revenue increases were driven by our core business in automotive, consumer electronics, personal care, and medical applications, all of which benefitted from an improving economic climate. We continue to see positive innovation momentum, especially in applications for personal care products and PVC alternatives for wire and cable and medical applications.”

Revenue in our Paving and Roofing end use market increased $37 million or approximately 53% to $107 million in the second quarter 2010 compared to the second quarter 2009.

“As expected, revenue from our Paving and Roofing end use market showed the largest increase both year-on-year and sequentially as we entered into the peak season for paving and roofing projects,” said Fogarty. “The growth reflects stronger sales in roofing applications, primarily in Europe. In North America, a combination of poor weather conditions and constrained state and local infrastructure spending resulted in essentially flat demand compared to the second quarter of 2009.”

Revenue in our Emerging Businesses end use market increased $5 million or approximately 34% to $19 million in the second quarter 2010 compared to the second quarter 2009.

“The revenue increase in our Emerging Business end use market reflects the continued volume growth of our isoprene rubber latex products in applications such as surgical gloves and condoms,” said Fogarty. “During the quarter, the expansion projects we announced for increased isoprene rubber capacity at our Belpre, Ohio, facility and for debottlenecking of isoprene rubber latex capacity at our Paulinia, Brazil, site continued to progress on plan, and on budget. The incremental capacity will help us meet growing demand which is being driven by our innovation projects.”

SECOND QUARTER 2010 DEVELOPMENTS

•

During the second quarter, we initiated a project assessment work plan which includes site selection activities for additional HSBC capacity in the Asia Pacific region. As a result of growth in Kraton’s differentiated grades of HSBC’s globally, we see the need for additional manufacturing capacity. We are continuing to expand and strengthen our presence in Asia, and thus we believe Kraton’s regional, and global, business would benefit from such increased capacity. The anticipated 30 kiloton HSBC manufacturing facility would employ Kraton’s latest state-of-the-art technology for producing HSBC’s, and we believe would set a new global standard for manufacturing cost and product quality, demonstrating further our commitment to our business and the region. Our site-selection team is expected to make its recommendation to management by December 2010 at which time we will be in a better position to render a final project decision. While it is too early to estimate the expected cost of the new facility, we anticipate that construction could commence in the first half of 2012 with start-up occurring as early as the second half of 2013.

•

We have relocated our Shanghai, China, office to a facility that is double the size of the previous location to better accommodate our on-going increase in staff and in-house capabilities. Our Shanghai staff has nearly doubled since 2006. The new facility also offers a multi-functional customer service center and also includes a dedicated training facility.

•	During the quarter, we announced a number of price increases in response to rising raw material costs and other factors.

OUTLOOK

“The rate of increase in raw material prices slowed in the second quarter and has recently started to level off. We expect prices for our manufacturing inputs to remain relatively stable for the balance of the year,” said Fogarty. “Based upon the solid volume growth we experienced in the second quarter, we remain positive on the near-term outlook for our business. At this time we expect third quarter sales volumes to be generally in line with the second quarter. That said, we will continue to monitor the pace and strength of the economic recovery for any material change that could potentially impact demand in our end use markets.”

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA and Adjusted EBITDA. In each case the most directly comparable GAAP financial measure is net income/loss. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors and other interested parties in the evaluation of companies in our industry. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. EBITDA and Adjusted EBITDA presented in this earnings release may differ from EBITDA amounts calculated by us under our debt instruments.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Thursday August 5, 2010 at 9:00 a.m. (Eastern Time) to discuss second quarter 2010 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. Participating on the call from Kraton will be Kevin M. Fogarty, President and Chief Executive Officer; Stephen E. Tremblay, Chief Financial Officer; and David A. Bradley, Chief Operating Officer.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call.” U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on August 5, 2010 through 5:00 p.m. Eastern Time on August 19, 2010. To hear a replay of the call over the Internet, access Kraton’s Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. To hear a telephonic replay of the call, dial 866-415-8391 and International callers dial 203-369-0700.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, “Kraton”), is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company, offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

# # #

Forward Looking Statements

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.

In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in “Part I. Item 1A. Risk Factors” contained in our Annual Report on 10-K, as filed with the Securities and Exchange Commission and as subsequently updated in our Quarterly Reports on Form 10-Q, and include the following risk factors: conditions in the global economy and capital markets; our reliance on LyondellBasell Industries for the provision of significant operating and other services ; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; infringement of our products on the intellectual property rights of others; seasonality in our Paving and Roofing business; financial and operating constraints related to our substantial level of indebtedness; product liability claims and other lawsuits arising from environmental damage or personal injuries associated with chemical manufacturing; political and economic risks in the various countries in which we operate; the inherently hazardous nature of chemical manufacturing; health, safety and environmental laws, including laws that govern our employees’ exposure to chemicals deemed harmful to humans; regulation of our customers, which could affect the demand for our products or result in increased compliance costs; international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; fluctuations in currency exchange rates ; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; and concentration of ownership among our principal stockholders, which may prevent new investors from influencing significant corporate decisions and other risks and uncertainties described in this press release and our other reports and documents. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton’s periodic filings with the Securities and Exchange Commission.

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,
	2010	2009
Operating Revenues
Sales	$332,086	$233,741
Other	—	10,080

Total operating revenues	332,086	243,821
Cost of Goods Sold	242,973	208,060

Gross Profit	89,113	35,761

Operating Expenses
Research and development	5,572	5,071
Selling, general and administrative	21,772	18,052
Depreciation and amortization of identifiable intangibles	11,969	12,542

Total operating expenses	39,313	35,665

Gain on Extinguishment of Debt	—	4,340
Earnings of Unconsolidated Joint Venture	162	102
Interest Expense, net	6,272	7,832

Income (Loss) Before Income Taxes	43,690	(3,294)
Income Tax Expense	5,095	891

Net Income (Loss)	$38,595	$(4,185)

Earnings (Loss) per common share
Basic	$1.25	$(0.22)
Diluted	$1.24	$(0.22)
Weighted average common shares outstanding
Basic	30,806	19,410
Diluted	31,244	19,410

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six months ended June 30,
	2010	2009
Operating Revenues
Sales	$604,818	$411,607
Other	—	17,172

Total operating revenues	604,818	428,779
Cost of Goods Sold	446,578	384,085

Gross Profit	158,240	44,694

Operating Expenses
Research and development	11,556	10,040
Selling, general and administrative	43,834	36,303
Depreciation and amortization of identifiable intangibles	23,015	25,106

Total operating expenses	78,405	71,449

Gain on Extinguishment of Debt	—	23,831
Earnings of Unconsolidated Joint Venture	236	176
Interest Expense, net	12,336	16,738

Income (Loss) Before Income Taxes	67,735	(19,486)
Income Tax Expense	9,345	1,160

Net Income (Loss)	$58,390	$(20,646)

Earnings (Loss) per common share
Basic	$1.90	$(1.06)
Diluted	$1.88	$(1.06)
Weighted average common shares outstanding
Basic	30,751	19,409
Diluted	31,023	19,409

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value)

	June 30, 2010	December 31, 2009
ASSETS

Current Assets
Cash and cash equivalents	$39,405	$69,291
Receivables, net of allowances of $1,232 and $1,335	166,020	115,329
Inventories of products, net	304,364	284,258
Inventories of materials and supplies, net	10,521	10,862
Deferred income taxes	3,107	3,107
Other current assets	19,478	16,770

Total current assets	542,895	499,617
Property, plant and equipment, less accumulated depreciation of $212,794 and $236,558	342,143	354,860
Identifiable intangible assets, less accumulated amortization of $46,836 and $42,741	73,564	75,801
Investment in unconsolidated joint venture	12,104	12,078
Deferred financing costs	6,272	7,318
Other long-term assets	20,201	24,825

Total Assets	$997,179	$974,499

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$2,304	$2,304
Accounts payable-trade	85,013	93,494
Other payables and accruals	56,790	68,271
Due to related party	16,833	19,006
Insurance note payable	2,566	—

Total current liabilities	163,506	183,075
Long-term debt, net of current portion	381,523	382,675
Deferred income taxes	15,841	13,488
Other long-term liabilities	48,500	46,477

Total Liabilities	609,370	625,715

Stockholders’ equity
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 30,851 shares issued and outstanding	309	297
Additional paid in capital	325,145	311,665
Retained earnings	58,376	(14)
Accumulated other comprehensive income	3,979	36,836

Total stockholders’ equity	387,809	348,784

Total Liabilities and Stockholders’ Equity	$997,179	$974,499

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$58,390	$(20,646)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of identifiable intangibles	23,015	25,106
Accretion of debt discount	—	5
Inventory impairment	—	669
Amortization of deferred financing costs	1,036	1,582
Loss on disposal of fixed assets	3	431
Gain on extinguishment of debt	—	(23,831)
Change in fair value of interest rate swaps	(450)	(842)
Distributed earnings in unconsolidated joint venture	167	257
Deferred income tax expense	3,853	(910)
Non-cash compensation related to equity awards	1,771	1,237
Decrease (increase) in
Accounts receivable	(60,335)	(29,542)
Inventories of products, materials and supplies	(39,002)	90,670
Other assets	(30,167)	(6,365)
(Decrease) in
Accounts payable-trade, other payables and accruals, and other long-term liabilities	(6,444)	(18,564)
Due to related party	(2,874)	(14,550)

Net cash provided by (used in) operating activities	(51,037)	4,707

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(17,545)	(19,972)
Purchase of software	(1,857)	(6,685)
Proceeds from sale of property, plant and equipment	—	3,833

Net cash used in investing activities	(19,402)	(22,824)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	69,000	53,000
Repayment of debt	(70,152)	(115,341)
Proceeds from issuance of common stock	11,197	—
Costs associated with the issuance of common stock	(534)	—
Proceeds from stock based compensation	1,087	—
Proceeds from insurance note payable	3,518	4,506
Repayment of insurance note payable	(952)	(1,487)

Net cash provided by (used in) financing activities	13,164	(59,322)

Effect of exchange rate differences on cash	27,389	(6,247)

Net decrease in cash and cash equivalents	(29,886)	(83,686)
Cash and cash equivalents, beginning of period	69,291	101,396

Cash and cash equivalents, end of period	$39,405	$17,710

Supplemental Disclosures
Cash paid during the period for income taxes, net of refunds received	$2,026	$7,455
Cash paid during the period for interest	$12,192	$16,489

KRATON PERFORMANCE POLYMERS, INC.

EBITDA AND ADJUSTED EBITDA

(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net income /(Net Loss)
Plus	$38,595	$(4,185)	$58,390	$(20,646)
Interest expense, net	6,272	7,832	12,336	16,738
Income tax expense	5,095	891	9,345	1,160
Depreciation and amortization expenses	11,969	12,542	23,015	25,106

EBITDA(a)	$61,931	$17,080	$103,086	$22,358

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
EBITDA(a)	$61,931	$17,080	$103,086	$22,358
Add (Deduct)
Sponsor fees and expenses	—	500	—	1,000
Restructuring and related charges (b)	655	413	790	1,107
Other non-cash expenses (c)	439	(746)	1,771	2,555
Gain on extinguishment of debt (d)	—	(4,340)	—	(23,831)

Adjusted EBITDA(a)	$63,025	$12,907	$105,647	$3,189

(a)	EBITDA and Adjusted EBITDA were positively impacted by approximately $14.7 million and $21.9 million due to the sale of inventory produced when raw material costs were lower than the then current replacement cost in the three and six months ended June 30, 2010. Conversely EBITDA and Adjusted EBITDA were negatively impacted by approximately $9.3 million and $43.6 million due to the sale of inventory produced when raw material costs were higher than the then current replacement cost in the three and six months ended June 30, 2009.
(b)	2010 costs consist primarily of legal and consulting fees associated with the restructuring of our European organization and 2009 costs consist primarily of costs associated with evaluating merger and acquisition transactions and potential debt refinancing.
(c)	For all periods, consists primarily of non-cash compensation. In 2009, also reflects the non-cash inventory impairment to lower inventory from first-in first-out cost to market value and losses on the sale of fixed assets.
(d)	In 2009, reflects the non-recurring cash gain related to the bond repurchase.

Restructuring and related charges discussed above were recorded in the Condensed Consolidated Statements of Operations, as follows.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Cost of goods sold	$—	$122	$—	$200
Selling, general and administrative	655	291	790	907

Total restructuring and related charges	$655	$413	$790	$1,107